EXHIBIT 99.1
WD-40 Company Reports Second Quarter 2025 Financial Results
~ Net sales of maintenance products increase 6 percent in second quarter ~
~ Management revises fiscal year 2025 gross margin and EPS guidance upward ~
SAN DIEGO — April 8, 2025 — WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, today reported financial results for its second fiscal quarter ended February 28, 2025.
Second Quarter Highlights and Summary:
•Total net sales were $146.1 million, an increase of 5 percent compared to the prior year fiscal quarter.
•Translation of the Company’s foreign subsidiaries’ results from their functional currencies to U.S. dollars had an unfavorable impact on net sales of approximately $4.9 million for the current quarter.
•Total maintenance product sales were $139.3 million, an increase of 6 percent compared to the prior year fiscal quarter.
•Gross margin was 54.6 percent compared to 52.4 percent in the prior year fiscal quarter.
•Selling, general, and administrative expenses were $49.0 million, up 9 percent compared to the prior year fiscal quarter.
•Advertising and sales promotion expenses were $7.4 million, up 10 percent compared to the prior year fiscal quarter. These expenses accounted for 5.1 percent of total net sales, up from 4.8 percent in the prior year fiscal quarter.
•Operating income was $23.3 million, an increase of 11 percent from the prior year fiscal quarter.
•Net income was $29.9 million, an increase of 92 percent from the prior year fiscal quarter. During the second quarter of fiscal year 2025, the Company released an uncertain tax position that generated a favorable income tax adjustment of $11.9 million(1). Excluding this one-time benefit, net income would have increased $2.4 million, or 15 percent compared to the prior year fiscal quarter.
•Diluted earnings per share were $2.19 compared to $1.14 in the prior year fiscal quarter, an increase of 92 percent. The income tax benefit of $11.9 million(1) resulted in a favorable impact to diluted earnings per share of $0.87. As a result, Non-GAAP adjusted diluted earnings per share were $1.32 compared to $1.14 in the prior year fiscal quarter, an increase of 16 percent.

"We delivered another strong quarter with net sales growth driven by robust performance in both the Americas and EIMEA regions," said Steve Brass, WD-40 Company's president and chief executive officer. "Our core maintenance product sales grew by 6 percent in the second quarter, aligning with our established long-term growth objectives. We're particularly pleased with the volume performance in our business, with double-digit volume growth both in the second quarter and year to date, led by EIMEA. Additionally, we continue to expand our gross margin, which improved 220 basis points over the prior year. While we experienced slower growth in our Asia-Pacific segment, we’ve begun to see recovery in March and expect a strong second half as we advance through fiscal year 2025."
Net Sales by Segment (in thousands):

	Three Months Ended February 28/29,				Six Months Ended February 28/29,
	2025	2024	Dollars	Change	2025	2024	Dollars	Change
Americas (2)	$65,529	$63,507	$2,022	3%	$134,965	$127,582	$7,383	6%
EIMEA (3)	59,575	54,313	5,262	10%	117,058	103,067	13,991	14%
Asia-Pacific (4)	21,000	21,285	(285)	(1)%	47,576	48,872	(1,296)	(3)%
Total	$146,104	$139,105	$6,999	5%	$299,599	$279,521	$20,078	7%

Second Quarter Highlights by Segment:
Americas
•The Americas segment represented 45 percent of total net sales in the second quarter.
•Total net sales in the Americas increased 3 percent in the second quarter compared to the prior year fiscal quarter primarily due to a 4 percent increase in net sales of WD-40® Multi-Use Product. WD-40® Multi-Use Product sales increased most significantly in Latin America, which improved 47 percent compared to the prior year fiscal quarter. Sales growth in Latin America were largely attributable to Brazil, where the Company has successfully implemented a direct market approach in the third quarter of fiscal year 2024. These increases were slightly offset by lower sales of WD-40® Multi-Use Product in the United States, which were down 7 percent due to the timing of customer orders compared to the prior year fiscal quarter.
•Net sales of WD-40 Specialist® increased 9 percent compared to the prior year fiscal quarter primarily due to expanded distribution in the United States.
•Translation of the Company’s foreign subsidiaries’ results from their functional currencies to U.S. dollars had an unfavorable impact on net sales in the Americas of approximately $1.4 million for the current quarter.

EIMEA
•The EIMEA segment represented 41 percent of total net sales in the second quarter.
•Total net sales in EIMEA increased 10 percent in the second quarter compared to the prior year fiscal quarter primarily due to an increase in net sales of WD-40® Multi-Use Product of 12 percent. WD-40® Multi-Use Product sales increased in almost all regions. Sales increased most significantly in Italy, the Benelux region and France, which were up 28 percent, 27 percent, and 13 percent, respectively, compared to the prior year fiscal quarter.
•Net sales of WD-40 Specialist® increased 12 percent primarily due to higher sales volume as a result of increased distribution and stronger levels of demand, most significantly in the DACH, Benelux and Iberia regions.
•Translation of the Company’s foreign subsidiaries’ results from their functional currencies to U.S. dollars had an unfavorable impact on net sales in EIMEA of approximately $3.0 million for the current quarter.

Asia-Pacific
•The Asia-Pacific segment represented 14 percent of total net sales in the second quarter.
•Net sales in Asia-Pacific decreased 1 percent in the second quarter compared to the prior year fiscal quarter primarily due to a decrease in sales of WD-40® Multi-Use Product of 2 percent. WD-40® Multi-Use Product sales decreased most significantly in the Asia distributor markets, which declined 8 percent from the prior year fiscal quarter. This decrease was partially offset by higher sales in China, which were up by 5 percent compared to the prior year fiscal quarter.
•Net sales of WD-40 Specialist® increased 10 percent primarily due to higher sales volume from successful promotional and marketing activities in the Asia distributor markets along with expanded distribution in China.
•Homecare and cleaning product sales, which remain a strategic focus for the Company in this segment, decreased 7 percent due to lower sales volume in Australia attributable to the timing of customer promotions.
•Translation of the Company’s foreign subsidiaries’ results from their functional currencies to U.S. dollars had an unfavorable impact on net sales in Asia-Pacific of approximately $0.5 million for the current quarter.

Net Sales by Product Group (in thousands):

	Three Months Ended February 28/29,				Six Months Ended February 28/29,
	2025	2024	Dollars	Change	2025	2024	Dollars	Change
WD-40 Multi-Use Product	$113,692	$107,234	$6,458	6%	$232,239	$214,911	$17,328	8%
WD-40 Specialist	18,562	16,817	1,745	10%	37,734	33,659	4,075	12%
Other maintenance products (5)	7,063	7,188	(125)	(2)%	14,851	14,814	37	—%
Total maintenance products	139,317	131,239	8,078	6%	284,824	263,384	21,440	8%
HCCP (6)	6,787	7,866	(1,079)	(14)%	14,775	16,137	(1,362)	(8)%
Total	$146,104	$139,105	$6,999	5%	$299,599	$279,521	$20,078	7%
•Net sales of maintenance products, which are considered the primary strategic focus for the Company, represented 95 percent of total net sales in the second quarter. Net sales of maintenance products increased 6 percent in the second quarter compared to the prior year fiscal quarter primarily due to higher sales of WD-40® Multi-Use Product in EIMEA and Latin America.
•Net sales of homecare and cleaning products represented 5 percent of total net sales in the second quarter. Net sales of homecare and cleaning products decreased 14 percent in the second quarter compared to the prior year fiscal quarter. The Company has announced its intent to sell its homecare and cleaning product portfolios in the Americas and United Kingdom.
Dividend and Share Repurchase Update
•On March 18, 2025, the Company’s board of directors declared a regular quarterly dividend of $0.94 per share payable on April 30, 2025 to stockholders of record at the close of business on April 18, 2025.
•On June 19, 2023, the Company’s board approved a share repurchase plan that became effective on September 1, 2023. Under the plan, the Company is authorized to acquire up to $50.0 million of its outstanding shares through August 31, 2025.
•During the period from September 1, 2024 through the end of the second quarter, the Company repurchased 26,250 shares at a total cost of $6.7 million.
•The timing and amount of repurchases under the plan are based on terms and conditions as may be acceptable to the Company’s chief executive officer and chief financial officer, subject to present loan covenants, and in compliance with all laws and regulations applicable thereto.

Revised Fiscal Year 2025 Guidance
The Company revised the following fiscal year guidance. This guidance is on a pro forma basis, excluding the full fiscal year financial impact of certain of the homecare and cleaning products classified as assets held for sale and the impact of the uncertain tax position benefit.

•Net sales growth from the pro-forma 2024 results continues to be projected to be between 6 and 11 percent with net sales between $600 million and $630 million after adjusting for estimated translation impacts of foreign currency.
•Gross margin for the full year has been increased and is now expected to be between 55 and 56 percent.
•Advertising and promotion investments continue to be projected to be around 6 percent of net sales.
•Operating income continues to be projected to be between $95 million and $100 million. This range reflects anticipated growth of between 6 to 12 percent compared to 2024 pro forma results.

•The provision for income tax has been reduced and is expected to be around 22.5 percent.
•Diluted earnings per share have been increased and are now expected to be between $5.25 and $5.55 based on an estimated 13.5 million weighted average shares outstanding. This new range reflects anticipated growth of between 11 to 17 percent compared to 2024 pro forma results.
This guidance is expressed in good faith and is based on management’s current view of anticipated results on a pro forma basis. Unanticipated inflationary headwinds, foreign currency exchange fluctuations, changes in trade tariffs, and other unforeseen events may further affect the Company’s financial results. Net sales guidance is adjusted for estimated translation impact of foreign currency use weighted average fiscal year 2024 foreign currency exchange rates. In the event the Company is unsuccessful in the divestiture of its assets currently held for sale, its guidance would be positively impacted by approximately $23 million in net sales, approximately $6 million in operating income, and approximately $0.33 in diluted EPS for the full fiscal year.
Webcast Information
As previously announced, WD-40 Company management will host a live webcast at approximately 5:00 a.m. PDT today to discuss these results. Other forward-looking and material information may also be discussed during this call. Please visit http://investor.wd40company.com for more information and to view supporting materials.
About WD-40 Company
WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories, and homes around the world. The Company owns a wide range of well-known brands that include maintenance products and homecare and cleaning products: WD-40® Multi-Use Product, WD-40 Specialist®, 3-IN-ONE®, GT85®, 2000 Flushes®, no vac®, 1001®, Spot Shot®, Lava®, Solvol®, X-14®, and Carpet Fresh®.

Headquartered in San Diego, California, USA, WD-40 Company recorded net sales of $590.6 million in fiscal year 2024 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select Market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.
Forward-Looking Statements
Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the Company’s current expectations with respect to currently available operating, financial and economic information. These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. These forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “aim,” “anticipate,” “target,” “estimate” and similar expressions.

These forward-looking statements include, but are not limited to, discussions about future financial and operating results, including: expected benefits from any acquisition or divestiture transaction; acquired business not performing as expected; assuming unexpected risks, liabilities and obligations of the acquired business; disruption to the parties’ business as a result of the announcement and acquisition or divestiture transaction; integration of acquired business and operations into the Company; the Company’s ability to successfully complete any planned divestiture; expected timing of the closing for the divestiture; expected proceeds from the divestiture; the intended use of proceeds by the Company from the divestiture transaction; impact of the divestiture transaction on the Company’s stock price or EPS; growth expectations for maintenance products; expected levels of promotional and advertising spending; anticipated input costs for manufacturing and the costs associated with distribution of our products; plans for and success of product innovation; the impact of new product introductions on the growth of sales; anticipated results from product line extension sales; expected tax rates and the impact of tax legislation and regulatory action; changes in the political conditions or relations between the United States and other nations; changes in trade policies and tariffs; the impacts from inflationary trends, supply chain constraints and supply chain disruptions; changes in interest rates; and forecasted foreign currency exchange rates and commodity prices.
The Company’s expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company’s expectations, beliefs or forecasts will be achieved or accomplished. All forward-looking statements reflect the Company’s expectations as of April 8, 2025. We undertake no obligation to revise or update any forward-looking statements.
Actual events or results may materially differ from those projected in forward-looking statements due to various factors, including, but not limited to, those identified in Part I—Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2024 which the Company filed with the SEC on October 21, 2024, and in the Company’s Quarterly Report on Form 10-Q for the period ended February 28, 2025, which the Company expects to file with the SEC on April 9, 2025.

Table Notes and General Definitions
(1)This income tax benefit was the result of an uncertain tax position associated with the Tax Cuts and Jobs Act of 2017 mandatory “toll tax” on unremitted foreign earnings that was released in the second quarter of fiscal year 2025 due to the expiration of the statute of limitations. This item is infrequent in nature and not reflective of the underlying operational results of our business.
(2)The Americas segment consists of the U.S., Canada and Latin America.
(3)The EIMEA segment consists of countries in Europe, India, the Middle East and Africa.
(4)The Asia-Pacific segment consists of Australia, China and other countries in the Asia region.
(5)The Company markets its other maintenance products under the GT85® and 3-IN-ONE® brand names.
(6)The Company markets its homecare and cleaning products (“HCCP”) under the X-14®, 2000 Flushes®, Carpet Fresh®, no vac®, Spot Shot®, 1001®, Lava®, and Solvol® brand names.

WD-40 COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share and per share amounts)

	February 28, 2025	August 31, 2024
Assets
Current assets:
Cash and cash equivalents	$52,995	$46,699
Trade and other accounts receivable, net	110,784	117,493
Inventories	80,512	79,088
Other current assets	28,146	12,161
Total current assets	272,437	255,441
Property and equipment, net	58,628	62,983
Goodwill	96,499	96,985
Other intangible assets, net	2,345	6,222
Right-of-use assets	12,139	11,611
Deferred tax assets, net	973	993
Other assets	15,241	14,804
Total assets	$458,262	$449,039

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$33,965	$35,960
Accrued liabilities	30,595	31,272
Accrued payroll and related expenses	17,070	26,055
Short-term borrowings	30,745	8,659
Income taxes payable	1,104	1,554
Total current liabilities	113,479	103,500
Long-term borrowings	84,406	85,977
Deferred tax liabilities, net	9,994	9,066
Long-term operating lease liabilities	6,852	5,904
Other long-term liabilities	1,389	14,066
Total liabilities	216,120	218,513

Commitments and Contingencies
Stockholders’ equity:
Common stock — authorized 36,000,000 shares, $0.001 par value; 19,954,495 and 19,925,212 shares issued at February 28, 2025 and August 31, 2024, respectively; and 13,551,614 and 13,548,581 shares outstanding at February 28, 2025 and August 31, 2024, respectively	20	20
Additional paid-in capital	176,850	175,642
Retained earnings	523,969	499,931
Accumulated other comprehensive loss	(36,200)	(29,268)
Common stock held in treasury, at cost — 6,402,881 and 6,376,631 shares at February 28, 2025 and August 31, 2024, respectively	(422,497)	(415,799)
Total stockholders’ equity	242,142	230,526
Total liabilities and stockholders’ equity	$458,262	$449,039

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share amounts)

	Three Months Ended February 28/29,		Six Months Ended February 28/29,
	2025	2024	2025	2024

Net sales	$146,104	$139,105	$299,599	$279,521
Cost of products sold	66,388	66,164	135,796	131,027
Gross profit	79,716	72,941	163,803	148,494

Operating expenses:
Selling, general and administrative	48,988	45,023	99,513	89,158
Advertising and sales promotion	7,404	6,725	15,797	13,708
Amortization of definite-lived intangible assets	44	252	91	503
Total operating expenses	56,436	52,000	115,401	103,369

Income from operations	23,280	20,941	48,402	45,125

Other income (expense):
Interest income	106	66	254	140
Interest expense	(1,021)	(1,008)	(1,894)	(2,154)
Other income (expense), net	74	(193)	(67)	(233)
Income before income taxes	22,439	19,806	46,695	42,878
(Benefit) provision for income taxes	(7,412)	4,270	(2,081)	9,860
Net income	$29,851	$15,536	$48,776	$33,018

Earnings per common share:
Basic	$2.20	$1.14	$3.59	$2.43
Diluted	$2.19	$1.14	$3.58	$2.42

Shares used in per share calculations:
Basic	13,552	13,558	13,550	13,559
Diluted	13,572	13,583	13,572	13,583

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Six Months Ended February 28/29,
	2025	2024
Operating activities:
Net income	$48,776	$33,018
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,062	4,683
Amortization of cloud computing implementation costs	835	313
Net gains on sales and disposals of property and equipment	(51)	(108)
Deferred income taxes	308	711
Tax benefit from release of uncertain tax position	(11,929)	—
Stock-based compensation	4,091	4,137
Unrealized foreign currency exchange (gains) losses	(658)	245
Provision for credit losses	978	122
Write-off of inventories	588	1,088
Changes in assets and liabilities:
Trade and other accounts receivable	1,536	(7,071)
Inventories	(8,509)	7,267
Other assets	(9,071)	(2,256)
Operating lease assets and liabilities, net	26	(16)
Accounts payable and accrued liabilities	(38)	3,612
Accrued payroll and related expenses	(8,400)	(1,872)
Other long-term liabilities and income taxes payable	364	1,019
Net cash provided by operating activities	22,908	44,892

Investing activities:
Purchases of property and equipment	(2,057)	(2,092)
Proceeds from sales of property and equipment	257	349
Net cash used in investing activities	(1,800)	(1,743)

Financing activities:
Treasury stock purchases	(6,698)	(5,319)
Dividends paid	(24,738)	(23,273)
Repayments of long-term senior notes	(400)	(400)
Net proceeds (repayments) from revolving credit facility	22,086	(4,177)
Shares withheld to cover taxes upon conversions of equity awards	(2,883)	(2,420)
Net cash used in financing activities	(12,633)	(35,589)
Effect of exchange rate changes on cash and cash equivalents	(2,179)	(260)
Net increase in cash and cash equivalents	6,296	7,300
Cash and cash equivalents at beginning of period	46,699	48,143
Cash and cash equivalents at end of period	$52,995	$55,443